                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                ________________


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of
        earliest event reported):                             October 5, 1994

                                 BORDEN, INC.
 _______________________________________________________________________

             (Exact name of registrant as specified in its charter)


          New Jersey                      I-71                                        13-0511250
- - ------------------------------        ------------                                -------------------
  (State or other jurisdiction        (Commission                                 (IRS Employer
                                    of incorporation)                                 file number)
Identification No)


         180 East Broad St., Columbus, OH                            43215
- - -------------------------------------------------------         ----------------
      (Address of principal executive offices)                     (zip  code)


Registrant's telephone number, including area code:              614-225-4000
                                                                 ---------------

ITEM 5.                   OTHER EVENTS

                                  On October 5, 1994, RJR Nabisco Holdings
Corp., a Delaware corporation ("Holdings"), filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 353,680,264 shares of Holdings common stock, par value of $.01 per share ("Holdings Shares"). The Registration Statement was filed by Holdings in connection with the exchange offer (the "Offer") to be commenced by Borden Acquisition Corp., a New Jersey corporation ("Purchaser"), and a subsidiary of Whitehall Associates, L.P. ("Whitehall"), an affiliate of Kohlberg Kravis Roberts & Co. ("KKR"), for all of the outstanding shares of common stock, par value $.625 per share ("Company Shares") of Borden, Inc., a New Jersey corporation (the "Company"), pursuant to the Agreement and Plan of Merger, dated as of September 23, 1994, among Purchaser, Whitehall and the Company (the "Merger Agreement"). In addition, the Conditional Purchase/Stock Option Agreement, dated as of September 23, 1994, by and among Whitehall, Purchaser and the Company (the "Option Agreement") was executed concurrently with the Merger Agreement. The Merger Agreement and the Option Agreement were filed with the Commission on September 27, 1994 as exhibits to the Company's Current Report on Form 8-K, dated September 11, 1994, and are incorporated herein by reference.

                                  In connection with the filing of the
Registration Statement, the Company hereby makes the following disclosure regarding the background and reasons for the Company's decision to enter into the Merger Agreement and the Option Agreement. At the time the Offer is commenced, in connection with the filing by Purchaser of a Schedule 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the Exchange Act"), the Company will file a Schedule 14D-9 with the Commission under the Exchange Act, which Schedule 14D-9 will contain the Company's formal recommendation with respect to the Offer and additional information required by the Exchange Act.



BACKGROUND

                                  The decision by the Board of Directors of the
Company (the "Board") to enter into the Merger Agreement reflected, in part, an assessment of the risks and potential benefits of ongoing restructuring efforts against the risks and benefits of a transaction that would offer all shareholders the opportunity to receive a premium for their Company Shares payable in





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



Holdings Shares. A significant factor in the Board's deliberation was the history of the Company's prior restructuring efforts. Set forth below is a summary of the events that led to the Board's decision.

                                  1992 RESTRUCTURING PLAN.  In October 1992,
the Company announced its third restructuring program since 1989 (the "1992 Restructuring Plan"). The 1992 Restructuring Plan was aimed at integrating the numerous acquisitions the Company had made, reducing costs and reversing a downward trend in earnings. In conjunction with the 1992 Restructuring Plan, the Company established a restructuring reserve of $642 million (pretax) charged against third quarter 1992 results, which reduced the Company's 1992 year end stockholders' equity to $1.13 billion, down from $1.69 billion in 1989, before the successive restructurings began.

                                  The 1992 Restructuring Plan did not achieve
the anticipated results. The Company's first quarter 1993 net income was $27.2 million and earnings per share was $.20, an 43.0% decline in net income from the same period in 1992 (excluding a charges in 1993 and 1992 for accounting changes). Sales in the first quarter of 1993 fell 7.2% to $1.30 billion, from $1.40 billion in the same period of 1992. In the second quarter of 1993, earnings per share declined 76.4% to $0.13 from $0.55 in the second quarter of 1992. Net income of $18.5 million was down 76.7% from $79.3 million in the second quarter of 1992. Sales were $1.35 billion, down 6.0% from $1.44 billion in the second quarter of 1992.

                                  In early 1993, at the initiation of KKR,
representatives of KKR met with Anthony S. D'Amato, then Chairman and Chief Executive Officer of the Company, Lawrence O. Doza, then Vice President and Chief Financial Officer, and a representative of the Company's financial advisor, CS First Boston Corporation ("First Boston"), to discuss a possible transaction involving KKR and the Company. After discussion, Mr. D'Amato advised KKR's representatives that the Company did not wish to pursue a transaction with KKR at that time.

                                  DEVELOPMENT OF 1993 RESTRUCTURING PLAN.  In
1993, the Company began to develop alternatives to the 1992 Restructuring Plan. In addition, in June 1993, the Company hired Ervin R. Shames as President and Chief Operating Officer. Mr. Shames joined the Company with 22 years of experience in the food business, including positions as President and Chief Executive Officer of General Foods USA and President of Kraft USA. On July 28, 1993, the Company announced that it was reviewing its portfolio of businesses to identify those it would retain and those it would not, and was reducing the quarterly cash dividend on the common stock to $0.15 per share from $0.30 per share.

                                  During the fall of 1993, the Company
accelerated the review of its portfolio of businesses and its strategic alternatives. Booz Allen & Hamilton Inc. ("Booz Allen"), a business consulting firm, was asked to assess the existing businesses and their long-term potential and to recommend which businesses to retain and which to divest. In September 1993, First Boston was retained by the Company to provide financial advice with respect to this program. In October 1993, the Board engaged Lazard Freres & Co. ("Lazard Freres") to act as financial advisor to the Board with regard to the consideration of strategic alternatives. The Board also engaged Wachtell, Lipton, Rosen & Katz, which had previously advised the Company in special situations, as special counsel.

                                  The Company's third quarter 1993 results
showed a net loss of $9.4 million, or $0.07 per share, versus a net loss in the third quarter of 1992 of $1.8 million, or $.01 per share before the charge for the 1992 Restructuring Plan. Sales in the third quarter of 1993 fell to $1.39 billion from $1.53 billion in the comparable period of 1992. Nearly all of the principal businesses of the Company posted substantial declines versus prior year performance.

                                  In November 1993, Company management with the
assistance of Booz Allen presented to the Board a plan (the "1993 Restructuring Plan") for restructuring the portfolio of the Company's businesses. The 1993 Restructuring Plan provided for major divestitures, including the sale of the Company's North American snacks business, its seafood business, its jams and jellies business and certain other businesses and products representing, in the aggregate, annual revenues of approximately $1.25 billion, or nearly 20% of projected 1993 sales of $6.75 billion. The 1993 Restructuring Plan also aimed at improving the Company's domestic dairy business, largely through volume recovery and cost reduction, and contemplated retention of nearly all of the non-food businesses. The 1993 Restructuring Plan envisioned cost reductions phased in over two years, reaching an annualized savings rate of $100 million by the end of 1995. These savings were to be achieved through a combination of divestitures and productivity gains.

                                  Under the 1993 Restructuring Plan, which was
reviewed by Booz Allen, management projected 1994 earnings per share at the upper end of the $0.75 to $1.00 per share range of estimates by securities analysts, and set performance targets for annual earnings per share growth in 1995 and 1996 of at least double the food industry average, sales growth of 6% annually and an increase in return on investment from a range of 5% to 6% in 1994 to 12% in 1996. Further, the 1993 Restructuring Plan contemplated a further reduction in the Company's quarterly cash dividend from $0.15 per share to $0.075 per share, and a $752.3 million pretax restructuring charge against 1993 fourth quarter earnings of which approximately $637.4 million was for business divestitures and $114.9 million for organizational restructuring.

                                  EVALUATION OF 1993 RESTRUCTURING PLAN AND
POSSIBLE SALE OF THE COMPANY. In reviewing the proposed 1993 Restructuring Plan, the Board considered that continued poor performance would reduce financial flexibility (which, in turn, could limit the Company's ability to raise capital at attractive rates and to pursue strategic growth opportunities); that the 1993 Restructuring Plan was premised on significant turnarounds within a year or slightly longer in the Company's dairy and pasta business and improvements in almost all of the Company's other divisions; that many of the asset sales included in the 1993 Restructuring Plan would be difficult and time-consuming to consummate; that the dividend payout might not be sustainable even at the reduced rate contemplated; and that a number of key management positions were held by new managers, making it difficult to assess the likelihood of success of the 1993 Restructuring Plan. The Board also took into consideration the fact that the Company was highly leveraged and exposed to liquidity risk by virtue of its relatively high ratio of short-term debt (particularly commercial paper) to total debt in the event of rating agency downgrades, and that the 1993 Restructuring Plan would leave the Company with debt coverages less favorable than the median for investment grade companies and without tangible net worth.

                                  After weighing these risks and considering
that previous restructuring efforts had not achieved targeted results and after receiving two unsolicited inquiries regarding the sale of the Company, one from KKR and one from another party, the Board determined to instruct Lazard Freres to make contacts with a selected group of companies considered to be potential buyers of the Company. The potential buyers contacted by Lazard Freres consisted primarily of industrial buyers rather than financial buyers, because Lazard Freres believed that a leveraged buyout did not appear to be feasible given the Company's operating performance and high debt levels. Lazard Freres, however, did contact KKR because of its prior indication of interest in the Company and its ownership interest in Holdings. KKR, in turn, brought the possibility of a transaction with the Company to the attention of Holdings.
The other party that had previously contacted the Company was also contacted by Lazard Freres.

                                  In response to Lazard Freres's solicitations,
only Holdings and one other company expressed interest in obtaining information about the Company. Both Holdings and the other potential buyer (the "Potential Buyer") entered into confidentiality agreements with the Company and commenced due diligence. Holdings, however, after preliminary meetings, declined to pursue its interest. Holdings indicated that, due to the then-current trading price of the Company Shares, Holding's own indebtedness and the debt levels of the Company, Holdings was unwilling to proceed with an acquisition of the Company. In addition, Holdings said that it had determined that its strategic interest was in substantially less than all of Borden's businesses.

                                  At a Board meeting held on December 9, 1993,
Lazard Freres indicated that the Potential Buyer appeared to be interested in acquiring all of the Company. At the Board meeting, management recommended that the Company proceed with the 1993 Restructuring Plan it had previously recommended. The Board, however, determined that, given the risks inherent in the 1993 Restructuring Plan, talks with the Potential Buyer should continue, and the decision as to whether to implement the 1993 Restructuring Plan was postponed. That same day, the Board accepted the resignation of Anthony S. D'Amato, as Chairman and Chief Executive Officer, and appointed Frank J. Tasco, a Director of the Company and retired Chairman and Chief Executive Officer of Marsh & McLennan Companies, Inc., as Chairman of the Board of the Company, and Ervin R. Shames, as Chief Executive Officer.

                                  On December 21, 1993 the Potential Buyer
indicated that it would not be interested in pursuing an acquisition of the entire Company but that it would be willing to explore the acquisition of just the Company's Packaging and Industrial Products Division ("PIP") and a concurrent investment in the remaining food company. However, the indicated price levels would not have generated proceeds sufficient to reduce the Company's debt to a level appropriate to the remaining food business. Thus, the Board rejected this suggestion in part because it was advised that such a divestiture would leave the Company undercapitalized. The Board then instructed management to prepare the 1993 Restructuring Plan for final approval.

                                  1993 RESTRUCTURING PLAN ADOPTED; GOALS SET.
On January 4, 1994, the Board formally approved the 1993 Restructuring Plan. Over the previous months, the Board had received from management and Booz Allen an extensive review of the Company's 50 distinct domestic and international businesses. The Company announced that, with the help of its financial advisors, the Board had evaluated a full range of alternatives for the Company, including sale or merger, and that the Company was not aware of any third party expressing interest in proposing such transactions. The Board also reviewed the alternative of liquidation and concluded that adverse tax consequences and the uncertainties involved in the sale of the Company in parts rendered this alternative unattractive.

                                  In announcing the 1993 Restructuring Plan,
the Company stated that it had set financial goals, including earnings per share for 1994 at the upper end of the $0.75 to $1.00 range of analysts' estimates, cash flow of $400 million to $450 million after capital expenditures and including divestiture proceeds, substantially all of which was intended to be applied to debt repayment, and cost reductions reaching an annualized rate of $70 million to $85 million by the end of the year.

                                  As a result of the write-off related to the
implementation of the 1993 Restructuring Plan, the Company's stockholders' equity as of December 31, 1993 was reduced to $245.9 million.

                                  PROGRESS UNDER THE 1993 RESTRUCTURING PLAN.
Following the adoption of the 1993 Restructuring Plan, the Board, with the assistance of its financial advisors and management, closely monitored its implementation and the associated divestitures. In its 1993 Annual Report which was issued in late March 1994, the Company acknowledged that the success of the 1993 Restructuring Plan depended on multiple divestitures at anticipated prices, sharply reduced costs throughout the Company, a reversal of the weak sales and income performance of the Company's pasta business and a turnaround of the Company's domestic dairy operations, which, based on early 1994 results, would be a significant challenge.

                                  The Company's first quarter 1994 earnings per
share were $.04 and net income was $5.8 million. In its announcement of first quarter results, the Company also stated that its earnings projections for 1994 were then "in line" with the current range of analyst projections of $.70 to $.95 per share, as opposed to the January 1994 earnings per share target at the "upper end" of the $.75 to $1.00 range.

                                  In June 1994, the Board and management became
increasingly concerned about the Company's progress in achieving the cost reductions and earnings improvements targeted under the 1993 Restructuring Plan. The Board and management were particularly concerned that the failure to achieve significant progress by that time would make it difficult to reach the targets for 1994 and subsequent years.

                                  FURTHER RESTRUCTURING CONTEMPLATED IN LIGHT
OF SIX-MONTH RESULTS. On July 26, 1994, management advised the Board that it would begin to explore possible modifications to the 1993 Restructuring Plan which might involve the sale or closure of all or part of the dairy operations and other businesses. The Board determined that the alternative of a sale of the entire Company should also be explored again. The Board was told that the only parties that had contacted the Company since January 1994 were KKR and Japonica Partners ("Japonica").

                                  On May 24, 1994, Japonica wrote to Mr. Tasco
stating that Japonica was interested in an equity investment in the Company as a "proactive white knight." In response, the Board authorized Lazard Freres to contact Japonica to investigate, on behalf of the Board, Japonica's interest in the Company and its capacity to effectuate a transaction involving the Company.

                                  On June 13, 1994, Mr. Tasco wrote to
Japonica, advising them that Lazard Freres was acting as the Company's financial advisor and was authorized to represent the Company in discussions with third parties. Subsequently, a representative of Japonica contacted Lazard Freres, but did not propose any transaction and did not provide any evidence of Japonica's source of funds for any transaction, despite Lazard Freres's repeated inquiries. (Japonica, in letters to Mr. Tasco, disputed the foregoing characterization of its contacts with Lazard Freres although it never stated that it had proposed a transaction or provided evidence of its financial resources).

                                  Accordingly, on July 16, 1994, Mr. Tasco
wrote to Japonica explaining that in light of the serious challenges facing the Company, it was disinclined to pursue discussions with a party who was unable or unwilling to make substantive proposals or to provide any evidence of its financial capacity. At no point during any of its contacts with the Company or its advisors did Japonica make any substantive proposal or provide evidence of its ability to finance any transaction with respect to the Company. (The Company's written correspondence with Japonica is filed as exhibits to this report and the discussion herein of such correspondence is qualified by reference to the texts thereof, see Item 7).

                                  Pursuant to its decision to explore the
alternative of a sale of the Company, the Board, at its July 26, 1994 meeting, instructed Lazard Freres to respond to KKR's prior contacts. Based on the advice of Lazard Freres and given the publicity concerning the Company's efforts to find a buyer in late 1993 and the lack of inquiries, the Board determined that it was reasonable to conclude that no other bidder was interested.

                                  On July 27, 1994, the Company announced that
for the second quarter of 1994, it had net income of $11.1 million or $.08 per share compared with income from continuing operations of $30.5 million, or $0.22 per share, in the same period of 1993. Net sales rose 1.3% to $1.37 billion from $1.35 billion in the second quarter of 1993. The six-month results included continuing losses in the Company's dairy business that were considerable. The Company stated that it was moving more slowly than it had hoped in achieving the goals of the 1993 Restructuring Plan. The Company further stated that each of the Company's businesses must contribute to the Company's objectives by virtue of market position, growth prospects, profit potential or some combination of those objectives. In light of this, the Company further stated that it was reviewing progress to date and planned to take any corrective measure that might become necessary. The Company announced that, given its results in the first half of 1994, it was clear that its earlier expectation of earnings for the year would not be realized, and did not give a further earnings forecast.

                                  The results for the first half of 1994 also
caused the Board and management to focus on the liquidity of the Company. In connection with the 1993 Restructuring Plan, the Company obtained an amendment to its only financial covenant, a covenant related to the net worth of the Company. The amendment required achievement of financial ratios that would be met under the goals of the 1993 Restructuring Plan. The Board and management were particularly concerned about the level of the Company's short-term liabilities, including the commercial paper used to finance operations. The Board was advised that, if earnings continued below the amounts forecasted in the 1993 Restructuring Plan and the Company undertook a further restructuring, its debt ratings could be lowered and its ability to issue commercial paper could be limited. In early July 1994 the Company sought to increase its $520 million credit facilities on terms which were substantially the same terms as existed previously for a majority of the facilities. Due in part to the five-year term of the proposed facility and the existence of other Company credit facilities with terms more favorable to the lenders, these efforts met resistance in the marketplace. Later in July 1994 the Company determined to pursue a larger bridge facility that would consolidate the Company's bank lines and backstop its commercial paper. Accordingly, the Company obtained $1.4





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



billion, 2-1/2 year financing facilities in August 1994 from a group of banks led by Citibank, N.A. and Credit Suisse.

                                  PROPOSED 1994 RESTRUCTURING PLAN.  At a
special meeting of the Board on August 16, 1994, management presented further analysis of the alternatives available to the Company. First Boston provided a financial analysis for each such alternative and management recommended a plan to further reconfigure the Company (the "Proposed 1994 Restructuring Plan"). The Proposed 1994 Restructuring Plan provided for the divestiture of the dairy business (excluding cheese), the Company's largest business, which was depleting the Company's earnings and cash. Management advised the Board that, in its view, the Company did not have the time or the resources to turn the dairy business around. While the sale of the dairy business would improve cash flow, it was expected to generate a substantial writeoff without meaningful debt reduction. Management also recommended the additional sale of two profitable businesses from the PIP division, Wallcoverings and Packaging Resources, principally in order to generate cash to reduce debt.

                                  The Proposed 1994 Restructuring Plan also
called for realigning the Company into two operating divisions: Consumer Packaged Products and Worldwide Adhesives and Resins, and significantly reducing costs in the Company's continuing operations by substantial personnel reductions and other programs. As part of the Proposed 1994 Restructuring Plan, management also recommended that the Board reduce the quarterly cash dividend on the Company Shares to $0.01 per share. The Board was advised that adoption of the Proposed 1994 Restructuring Plan would require a significant charge of approximately $500 million (after-tax) in the third quarter of 1994, resulting in substantial negative shareholders' equity. In addition, the Board was advised that in the third quarter of 1994, the Company would likely incur additional pre-tax charges of approximately $95 million as a result of less than estimated proceeds from the divestiture of discontinued operations pursuant to the 1993 Restructuring Plan and could possibly incur certain other balance sheet adjustments of up to $100 million. Management had projected that the Company's 1994 earnings per share would be $0.50 without a restructuring, and earnings per share under the Proposed 1994 Restructuring Plan were projected to be $0.47 for 1994, $0.75 for 1995, $0.84 for 1996, $1.10 for 1997
and $1.21 for 1998. The Proposed 1994 Restructuring Plan called for a reduction in the Company's debt level from $2.287 billion in 1994 to $1.659 billion in 1996 and $1.294 billion in 1998. After presentation by management and the Company's financial advisors, the Board authorized management to finalize the details of the Proposed 1994

Restructuring Plan with a view to its formal approval and announcement in early September 1994.

                                  DEVELOPING THE KKR PROPOSAL.  On August 3,
1994, KKR signed a confidentiality agreement (the "Confidentiality Agreement") and began to receive certain nonpublic information concerning the Company, specifically the Company's then-current "base case" projections for 1994 showing earnings per share of $0.50 and net income from continuing operations of $71 million. The Confidentiality Agreement contained certain provisions that would prohibit KKR from making an unsolicited tender offer for the Company's stock. On the same day, KKR proposed exploring a transaction, the consideration for which would be securities owned by partnerships controlled by KKR. Following the Board meeting of August 16, 1994, KKR communicated to Lazard Freres that it would be interested in pursuing a transaction with the Company in which it would pay a "meaningful" premium to the Company's trading price using Holdings Shares as currency. At a special meeting of the Board on August 18, 1994, management conveyed this to the Board. Management explained that KKR would require "due diligence" meetings with the senior management of the Company before it would be in a position to formalize a proposal. Management further indicated that KKR would be willing to make a decision prior to the September 7, 1994 Board meeting at which the Board intended to take final action on the Proposed 1994 Restructuring Plan.

                                  During the course of the Board's
deliberations concerning continuing discussions with KKR, Mr. Shames expressed his view that the Proposed 1994 Restructuring Plan was achievable and should be pursued by the Company. He said that implementation of the Proposed 1994 Restructuring Plan would make the Company more saleable if the Board chose to sell the Company in the future. He said that he believed that it was imperative to commence implementing the Proposed 1994 Restructuring Plan without additional delays. Cognizant that the Company's prior restructuring plans had fallen short of their goals and that further restructuring efforts posed significant risks, the Board determined that it was in the best interests of the Company and its shareholders to continue discussions with KKR prior to acting on the Proposed 1994 Restructuring Plan. The Board, therefore, directed management, with the assistance of Lazard Freres and First Boston, to proceed with KKR to determine whether KKR would make a proposal that would provide a premium for all shareholders. At the same time, management was instructed to prepare to implement the Proposed 1994 Restructuring Plan on September 7, 1994, as had been contemplated, so that there would be no delay in the event that an acceptable proposal from KKR did not materialize

.

                                  On August 22, 1994, Lazard Freres met with
KKR. KKR expressed interest in meeting with management to conduct due diligence and indicated that it would be ready to make a definitive proposal by September 7, 1994. On August 25 and 26, 1994, Lazard Freres, First Boston and members of senior management met with KKR in Columbus, Ohio to conduct due diligence. On September 2, 1994, KKR proposed an offer to acquire 75% of the Company through an exchange offer for approximately 100 million Company Shares, at $13.50 per share, and a conditional purchase/stock option agreement wherein it would have the right to acquire 28,138,000 Company Shares for $11 per share, with the consideration in both cases to be paid in Holdings Shares valued at market. Over the course of the next three days, management of the Company, Lazard Freres, and First Boston negotiated with KKR and Morgan Stanley & Co., KKR's investment banker, particularly with respect to KKR's willingness to pursue an offer to acquire the entire Company.

                                  On September 7, 1994, the Board met to
consider both the management's Proposed 1994 Restructuring Plan and the KKR proposal that had resulted from the negotiations upon the understanding that these were the two viable alternatives available to the Company. During the meeting, management again reviewed for the Directors the principal elements of the Proposed 1994 Restructuring Plan. Management then summarized the KKR proposal. Responding to the Company's request for an offer that could be made for all of the Company Shares, KKR proposed to acquire 100% of the Company Shares at $13.50 per share, payable in Holdings Shares, through an exchange offer for all of the Company Shares followed by a merger in which any Company Shares remaining outstanding would receive the same consideration that had been paid in the exchange offer. Under New Jersey law, such a merger would require the affirmative vote of 66-2/3% of the Company's outstanding shares. KKR's proposal was contingent upon the Company agreeing to enter into a conditional purchase/stock option agreement for up to approximately 28,138,000 Company Shares, payable in Holdings Shares, at $11 per share. In addition, the KKR proposal contemplated certain fees and reimbursements for KKR on terms to be negotiated. Finally, KKR proposed that it would be entitled to board representation proportionate to its ownership, subject to a minimum of 40% representation if it acquired 28,138,000 Company Shares (approximately 19.9% of the total then outstanding Company Shares) pursuant to the exercise of its option or otherwise. The proposal was contingent on completion of due diligence, and the exchange offer would be contingent on certain waivers being obtained under the Company's credit facilities. The proposal was not otherwise subject to financing. Both the Board and its advisors believed that KKR intended to keep current management, to offer management an opportunity to obtain an equity interest in the surviving enterprise and to restructure the Company. However, the Board was advised that KKR had no substantive discussions of these matters, had made no commitments to management and had made no decision with respect to the precise nature of its restructuring plan. Management advised the Board that it understood that any decisions by KKR would be made only after it had completed a thorough analysis of the Company.

                                  In reporting to the Board on the
negotiations, the Company's representatives indicated that they wished to ensure that, in the event of a competing transaction proposal, KKR would not be able both to profit on the conditional purchase/stock option agreement and to obtain a "topping" fee. KKR had not yet agreed to that point. The representatives also reported to the Board that the Company had requested that KKR provide some post-transaction guarantee of the price level of the Holdings Shares that would be issued to the Company's shareholders in the exchange offer. However, these representatives indicated that it appeared that while KKR had stated that it would negotiate a "collar" of approximately 10% around the trading price for Holdings Shares at the time the transaction was announced to protect the value that the Company's shareholders would receive in the exchange offer, KKR had refused to consider any post-exchange offer guarantee of the trading value of Holdings Shares. The representatives said that they would press for a wider collar on the Holdings Share price but that they did not believe that a post-transaction guarantee would be achievable in the negotiations. The representatives indicated that they were seeking to reduce as much as possible the fees requested by KKR.

                                  Although the Board thought that the $13.50
per Company Share price then offered was too low and that certain of the other terms proposed by KKR were not acceptable, the Board instructed the Company's negotiators to go back to KKR to seek to improve the price and to seek to negotiate satisfactory arrangements with respect to the other terms of the transaction. The Board took this action in the belief that a satisfactory proposal could be elicited from KKR. The Board considered that such a proposal would offer the shareholders of the Company a premium for their Company Shares in the form of a highly liquid security, which presented its own risks and opportunities. At the same time, the Board noted that while the Proposed 1994 Restructuring Plan was designed to improve the Company's operating results and reduce its debt, it nonetheless had significantly lower earnings projections than previous restructuring plans and that it entailed significant risks to the equity value of the Company. These risks included, in particular, the consequences of having substantial negative net worth, the possibility of a credit rating downgrade and, if results of operations and divestiture proceeds were not realized as planned, the risk of further deterioration in the Company's financial condition. The Board also considered the risk that the announcement of the Proposed 1994 Restructuring Plan would have a negative effect on the trading price for the Company Shares, thereby implicitly increasing the premium inherent in a transaction with KKR. The Board took into account the fact that the previous restructuring attempts by the Company had fallen short of their goals. The Board adjourned the meeting in order to permit the Company's negotiators to proceed.

                                  In negotiations on September 7 and 8, 1994
KKR indicated that it would be willing to increase its offer price to $14.25 per Company Share, and that the collar would be approximately 13%, depending on the price of Holdings Shares on the day that the transaction was announced.
KKR also accepted the Company's position that KKR not profit as a result of exercising the option in circumstances where KKR had received a topping fee, and agreed that it would receive a 33-1/3% representation on the Board as a minimum if it purchased 28,138,000 Company Shares, or approximately 19.9% of the outstanding Company Shares, pursuant to exercise of the option. KKR insisted on the payment of (1) a $20 million "commitment" fee, (2) a $50 million "topping" fee, against which the commitment fee would be credited, and
(3) expense reimbursement of up to $15 million. The September 7, 1994 Board meeting re-convened on September 9, 1994. Mr. Shames said that he believed that the Proposed 1994 Restructuring Plan could be accomplished and was a better alternative for the Company. In that regard, Mr. Shames stated he believed that it was the wrong time to sell the Company because successfully pursuing the Proposed 1994 Restructuring Plan would result, over time, in greater value for shareholders than that reflected in the KKR proposal. Nonetheless, after careful consideration of all the factors before it, the Board of Directors voted to authorize management to proceed to negotiate agreements with KKR on the terms outlined, to complete the Company's due diligence investigation of Holdings, and to permit KKR to complete its due diligence of the Company. Mr. Shames abstained from the vote of the directors.

                                  At a special meeting held by the Board on
September 11, 1994, the Board authorized the Company to enter into an agreement-in-principle (the "Letter of Intent") with KKR's affiliate, Whitehall. The Letter of Intent expressed the intent of the parties to negotiate a definitive merger agreement on substantially the terms already described to the Board. KKR had also requested a condition in the merger agreement dealing with the refinancing of the Company's debt because, as a result of its due diligence and in anticipation of costs related to the proposed transactions, KKR believed that the Company's bank credit facilities should be increased to provide a cushion for working capital needs and their maturities extended. It was agreed that this condition would be limited to terms to be set forth in the merger agreement. The Letter of Intent also provided for the payment of a $20 million commitment fee to KKR (which was subsequently paid) and, in consideration of the Letter of Intent and such fee, KKR agreed that, if for any reason no merger agreement was entered into, KKR would be required to purchase 28,138,000 Company Shares for $11 per share, payable in Holdings Shares, providing the Company with a saleable asset of over $300 million that could be used to reduce debt or for other purposes. The Letter of Intent also provided for the payment of the $50 million "topping" fee (reduced by the $20 million commitment fee) in the event that, during the pendency of the Letter of Intent a third party made a "Transaction Proposal" which was subsequently consummated. (The Letter of Intent was filed with the Company's Form 8-K, dated September 12, 1994. The description of the Letter of Intent contained herein is qualified by reference to the full text of the Letter of Intent.)

                                  The Letter of Intent was announced on
September 12, 1994 and the parties proceeded to negotiate definitive agreements. Following the announcement on September 12, 1994 that the Company had entered into the Letter of Intent with Whitehall, Japonica wrote again to the Company, reiterating its interest in acting as a "proactive white knight." The Company responded with a letter to Japonica indicating that the Board was prepared to explore all serious, substantive proposals with a view to maximizing the value of the Company Shares. The Company noted that none of Japonica's communications had contained any actual proposal, but it indicated that if Japonica had a proposal that it believed would maximize shareholder value and that could be effected, Japonica should contact Lazard Freres, who would arrange a meeting.

                                  On September 15, 1994, Japonica wrote again
to the Company demanding that the Company forward to Japonica all material and information provided to other potential bidders, including KKR. In response, the Company wrote to Japonica the next day indicating once more that, although none of its communications had yet included any concrete proposal or provided the information regarding financing that the Company had requested, the Board remained willing to explore all serious substantive proposals. In response to Japonica's request for information that had been provided to other bidders, the Company enclosed a form of confidentiality agreement, already executed by the Company, for Japonica's signature. The confidentiality agreement did not contain any "stand-still" provisions. Japonica did not return the confidentiality agreement.

                                  On September 19, 1994, the Company offered to
meet with Japonica and to make available to it certain senior members of management and the Company's legal and financial advisors on the assumption that, in view of its persistence, Japonica must have believed that it had a proposal to maximize shareholder value that could be effectuated. A meeting was arranged for September 21, 1994. At the meeting, Japonica indicated that it did not wish to sign the confidentiality agreement. Japonica presented a "Letter of Continuing Interest" with regard to the Company and attached to it certain materials with respect to its "Dynamic Tension(TM)" management philosophy. Although the "Letter of Continuing Interest" contained various nonspecific suggestions with respect to the Company, it did not contain, and upon questioning by representatives of the Company and its advisors, Japonica did not make, any proposal for the Company. Japonica also refused to provide any information with respect to its financing resources. The Company indicated that it would consider any credible proposal that Japonica chose to make, and, subject to execution of the confidentiality agreement, provide appropriate confidential information.

                                  On September 22, 1994, the Board convened to
consider the Merger Agreement and the Option Agreement (collectively, the "Agreements") which had been negotiated with KKR. At the meeting the Board reviewed in detail the proposed terms of the transaction. The Board received an updated report on the Company's results of operations and financial condition. The Board also reviewed investor reaction to the announcement of the Letter of Intent, the correspondence and meeting with Japonica, the due diligence that had been performed on Holdings, the presentations of Lazard Freres and First Boston and the fairness opinions delivered by Lazard Freres and First Boston.

                                  At the September 22, 1994 Board meeting the
Board, with Mr. Shames abstaining, voted to approve the Agreements and the transactions contemplated thereby, to recommend to the shareholders of the Company that they accept the Offer, that they tender their Company Shares to Purchaser and that, if required by applicable law, they approve and adopt the Merger Agreement. Mr. Shames repeated the views he expressed on September 9, 1994 and stated that he was also abstaining because he felt a conflict arising from the issue of his future involvement in the Company (although he stated that he had no agreements with KKR). The Board further authorized a press release relating to the Agreements, and a letter to be sent to Japonica, following the execution of the Agreements, indicating that the Company's agreements with KKR's affiliate, Whitehall, do not preclude the Board's consideration of a proposal by Japonica, and that the Board is interested in obtaining the best possible transaction for the Company's shareholders and should Japonica decide to make a substantive proposal, the Board is prepared to work with Japonica to that end. The Board indicated that if Japonica chose to submit a proposal, it should specify the means and sources of financing. The letter noted that Japonica had failed to provide information as to its ability to finance the type of transactions it had referred to even though the Board had been requesting that information for several months.

                                  After the Board meeting, the Company and KKR
finalized the details of the Agreements and on September 23, 1994, the Company, Purchaser and Whitehall entered into the Merger Agreement and the Option Agreement. The terms of the transactions were announced in a joint press release issued on September 23, 1994.


REASONS FOR THE EXCHANGE OFFER AND MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

                                  The Board of Directors of the Company has
determined that the Merger Agreement and the Option Agreement and the transactions contemplated thereby, including the Offer and Merger, taken together, are fair to the shareholders of the Company and recommends that holders of Company Shares accept the Offer (following its commencement), tender their Company Shares thereunder to the Purchaser and, if required by applicable law, approve and adopt the Merger Agreement. This determination and recommendation was made by the entire Board, with Ervin R. Shames, the Company's Chief Executive Officer, abstaining.

                                  As described above under "Background," the
Board was confronted with two realistic choices: to approve the Proposed 1994 Restructuring Plan or to authorize the Company to enter into the Merger Agreement. The Board's decision to enter into the Merger Agreement was based in large part upon balancing the risks and opportunities of the Proposed 1994 Restructuring Plan recommended by management against the risks and benefits of the Merger Agreement. On the one hand, the Board considered the Proposed 1994 Restructuring Plan to involve risk to the equity value of the Company in the short run and, if the restructuring were to be unsuccessful, a substantial future risk. On the other hand, although the Merger Agreement offers all shareholders the opportunity to receive a premium for their Company Shares, because the form of consideration to be paid to shareholders is Holdings Shares, the Board took into account the risk to the Holdings Shares because of tobacco developments (including litigation, legislation and governmental regulation) that the Board recognized were not determinable. In balancing the two alternatives, the Board determined that the transactions contemplated by the Merger Agreement were the less risky and preferable alternative.

                                  The recommendation by the Board that the
Company's stockholders accept the Offer and tender their Company Shares is not, and should not be considered to be, a recommendation that the Company's shareholders continue to own or, alternatively, make a decision to sell the Holdings Shares acquired by such holders as a result of the Offer or the Merger.

                                  In its deliberations, the Board considered a
number of factors including, without limitation, the following:

                                  (i)      The Board's knowledge of the
business, operations, properties, assets, financial condition, operating results and prospects of the Company, including in particular its close monitoring of the adoption and implementation of the 1993 Restructuring Plan, and the failure of that plan to attain its goals (see "Background" for a description of the 1993 Restructuring Plan);

                                 (ii)      The Board's knowledge and judgments
as to the results of the Company's restructurings in 1989, 1991 and 1992, and their failure to achieve the anticipated results;

                                (iii)      The Board's judgment as to the
future prospects of the Company in light of management's Proposed 1994 Restructuring Plan (see "Background" for a description of the Proposed 1994 Restructuring Plan), which the Board viewed as posing significant risks for the equity value of the Company including that it would result in the Company having a substantial negative net worth; that it would require the sale of some of the Company's profitable businesses; that there were risks inherent in selling such businesses and attendant uncertainties as to what prices could be realized; and that the proposed restructuring would still leave the Company highly leveraged with a significant amount of indebtedness even after application of the proceeds from the sales of the businesses. The Board considered that the projected earnings for the Company following implementation of the proposed restructuring would not, based upon the advice of Lazard Freres, likely result in an implied stock price (using earnings multiples of comparable companies) exceeding $14.25 for a significant period of time;

                                 (iv)      The view expressed by the Company's
Chief Executive Officer that the Proposed 1994 Restructuring Plan could be accomplished and that it was a better alternative for the Company (see "Background");

                                  (v)      The oral and written presentations
of First Boston and Lazard Freres and the opinions of First Boston and Lazard Freres that, as of September 22, 1994, the consideration to be received by the stockholders of the Company (other than KKR and its affiliates) in the Offer and the Merger is fair to such stockholders from a financial point of view. These opinions were based on drafts of the Agreements and were subsequently reconfirmed in writing upon the financial advisors' review of the definitive agreements. Such opinions, which are subject to limitations, qualifications and assumptions, including those relating to the absence of adverse future developments in Holdings' tobacco business, are filed as exhibits to this report and should be read in their entirety;

                                 (vi)      The terms and conditions of the
Merger Agreement and the Option Agreement; the Board considered in particular the "no-solicitation" provision of the Merger Agreement, the fees and expense reimbursements payable to KKR and the termination provisions of the Merger Agreement and concluded that the terms of the Merger Agreement and the Option Agreement would not preclude the Board from considering alternative transaction proposals for the Company;

                                (vii)      Possible alternatives to the Offer
and the Merger, including continuing to operate the Company as an independent public company, approving the further restructuring proposed by the Company's management, or liquidating the Company, as well as a range of potential values to the Company's stockholders associated with such alternatives determined with the assistance of the Company's financial advisors, the timing of effectuating such alternatives and the likelihood of achieving those values;

                               (viii)      Information concerning the business,
financial condition and results of operations of Holdings, including the reports of the results of the due diligence investigation of Holdings; in that connection the Board took into account that the impact on Holdings from litigation (including pending and future matters as well as class action litigation), legislation (pending and future) and governmental regulation (present and future) involving tobacco products was unknowable and could be devastating with respect to the value of Holdings Shares;

   (ix)      The historical market prices of the Company Shares and the Holdings
                                                                         Shares;

                                  (x)      The fact that the consideration to
be received by the Company's stockholders in the Offer and the Merger represented a premium over the trading price of the Company Shares prior to the announcement of the Letter of Intent. In this regard, the Board considered the risk that announcement of the Proposed 1994 Restructuring Plan might negatively impact the trading price of the Company Shares;

                                 (xi)      The fact that the consideration to
be received by stockholders of the Company in the Offer and the Merger will consist of equity securities of Holdings, a widely followed, publicly-traded company, affording them a significant degree of liquidity should the Company's stockholders determine to sell Holdings Shares acquired in the Offer or the Merger;

                                (xii)      The fact that the Offer is for all
of the outstanding Company Shares and holders of Company Shares have the right to choose whether or not to exchange their shares in the Offer;

               (xiii)      The taxable nature of the transaction;

                                (xiv)      The correspondence from, and the
results of, the discussions and the meeting with Japonica and its representatives, the fact that no specific transaction was proposed by Japonica, that Japonica would provide no information with respect to its potential sources of financing and that the Merger Agreement does not, in the Board's judgment, preclude consideration by the Board of any proposal made by Japonica or any other party; (copies of the correspondence between the Company and Japonica have been filed as an exhibit to this Report, see Item 7); and

                                 (xv)      The fact that the efforts to sell
the Company in late 1993 were not successful and that despite the public disclosure that the Company was considering a number of alternatives for the Company, including the possible sale or merger of the Company, no third party contacted the Company subsequent to such announcement except Whitehall and Japonica and only Whitehall made a proposal to acquire the Company (see "Background").

                                  In reaching the conclusion that the holders
of Company Shares will receive fair value in the Offer and the

Merger, in Holdings Shares, the Company's Board considered the opinions of its financial advisors (copies of which are filed herewith as exhibits, see Item
7), its knowledge of the Company's businesses and discussions with the Company's management and the Company's and Board's financial advisors of their views concerning the businesses, financial condition and prospects of Holdings. The Board, with the assistance of the Company's financial advisors, also considered recent and current market prices of Holdings Shares, on which the exchange ratio for the Offer and the Merger was based. The analyses and opinions of both of the Company's financial advisors were for the information of the Company's directors and do not constitute a recommendation to the Company's shareholders concerning any action they may take in connection with the Offer, the Merger or Holdings Shares. Neither financial advisor nor the Company's directors intend for any other party, including the Company's stockholders, to have any rights or causes of action as a result of the delivery of the opinions or the related analyses and advice or the inclusion of the opinions as exhibits to this Form 8-K.

                                  The foregoing discussion of the information
and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Company's Board of Directors may have given different weights to different factors.


ITEM 7.                   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
AND EXHIBITS


CORRESPONDENCE WITH JAPONICA PARTNERS

1.   Letter from P.B. Kazarian to F.J. Tasco -- 5/24/94
2.   Letter from P.B. Kazarian to F.J. Tasco -- 6/5/94
3.   Letter from Japonica Partners to J. Rosenfeld -- 6/8/94
4.   Letter from F.J. Tasco to Japonica Partners -- 6/13/94
5.   Letter from P.B. Kazarian to J. Rosenfeld -- 6/20/94
6.   Letter from P.B. Kazarian to M. David-Weill -- 6/24/94
7.   Letter from P.B. Kazarian to F.J. Tasco -- 7/5/94
8.   Letter from P.B. Kazarian to F.J. Tasco -- 7/14/94
9.   Letter from F.J. Tasco to P.B. Kazarian -- 7/19/94
10.  Letter from Japonica Partners to J. Rosenfeld 7/26/94
11.  Letter from Japonica Partners to F.J. Tasco -- 7/26/94

12.    Letter from P.B. Kazarian to F.J. Tasco -- 8/11/94
13.    Letter from P.B. Kazarian to F.J. Tasco -- 8/19/94
14. Letter from Japonica Partners to E.R. Shames with attached list of questions to management -- 9/7/94
15.    Letter from P.B. Kazarian to F.J. Tasco -- 9/13/94
16.    Letter from A.L. Miller to P.B. Kazarian -- 9/14/94
17.    Letter from Japonica Partners to F.J. Tasco -- 9/15/94
18. Letter from F.J. Tasco to P.B. Kazarian with attached confidentiality letter -- 9/16/94
19.    Letter from Japonica Partners to F.J. Tasco -- 9/17/94
20.    Letter from F.J. Tasco to P.B. Kazarian -- 9/19/94
21. Letter from Japonica Partners to F.J. Tasco with "Dynamic Tension" and Management Principles attachments -- 9/21/94
22. Letter from Japonica Partners to Borden, Inc. Board of Directors -- 9/22/94
23.    Letter from F.J. Tasco to P.B. Kazarian -- 9/23/94
24.    Letter from A.R. Brownstein to M. Nussbaum -- 9/26/94
25.    Letter from Japonica Partners to F.J. Tasco -- 9/27/94
26.    Letter from M. Nussbaum to M. Lipton -- 10/5/94
27.    Letter from Japonica Partners to Board of Directors --
         10/5/94

FAIRNESS OPINIONS

28.    Opinion of CS First Boston Corporation, dated September 22, 1994
29.    Opinion of Lazard Freres & Co., dated September 22, 1994

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BORDEN, INC.



Date:  October 5, 1994                            James C. Van Meter
                                                  ---------------------------
                                                  James C. Van Meter
                                                  Executive Vice President and
                                                  Chief Financial Officer
                                                  (Principal Financial Officer
                                                  & Duly Authorized Signing
                                                  Officer)

                                 EXHIBIT INDEX


Exhibit
  No.
- - -------
1.     Letter from P.B. Kazarian to F.J. Tasco -- 5/24/94
2.     Letter from P.B. Kazarian to F.J. Tasco -- 6/5/94
3.     Letter from Japonica Partners to J. Rosenfeld -- 6/8/94
4.     Letter from F.J. Tasco to Japonica Partners -- 6/13/94
5.     Letter from P.B. Kazarian to J. Rosenfeld -- 6/20/94
6.     Letter from P.B. Kazarian to M. David-Weill -- 6/24/94
7.     Letter from P.B. Kazarian to F.J. Tasco -- 7/5/94
8.     Letter from P.B. Kazarian to F.J. Tasco -- 7/14/94
9.     Letter from F.J. Tasco to P.B. Kazarian -- 7/19/94
10.    Letter from Japonica Partners to J. Rosenfeld 7/26/94
11.    Letter from Japonica Partners to F.J. Tasco -- 7/26/94
12.    Letter from P.B. Kazarian to F.J. Tasco -- 8/11/94
13.    Letter from P.B. Kazarian to F.J. Tasco -- 8/19/94
14. Letter from Japonica Partners to E.R. Shames with attached list of questions to management -- 9/7/94
15.    Letter from P.B. Kazarian to F.J. Tasco -- 9/13/94
16.    Letter from A.L. Miller to P.B. Kazarian -- 9/14/94
17.    Letter from Japonica Partners to F.J. Tasco -- 9/15/94
18. Letter from F.J. Tasco to P.B. Kazarian with attached confidentiality letter -- 9/16/94
19.    Letter from Japonica Partners to F.J. Tasco -- 9/17/94
20.    Letter from F.J. Tasco to P.B. Kazarian -- 9/19/94
21.    Letter from Japonica Partners to F.J. Tasco with "Dynamic
         Tension" and Management Principles attachments -- 9/21/94
22. Letter from Japonica Partners to Borden, Inc. Board of Directors -- 9/22/94
23.    Letter from F.J. Tasco to P.B. Kazarian -- 9/23/94
24.    Letter from A.R. Brownstein to M. Nussbaum -- 9/26/94
25.    Letter from Japonica Partners to F.J. Tasco -- 9/27/94
26.    Letter from M. Nussbaum to M. Lipton -- 10/5/94
27.    Letter from Japonica Partners to Board of Directors -- 10/5/94
28.    Opinion of CS First Boston CORPORATION, dated September 22, 1994
29.    Opinion of Lazard Freres & Co., dated September 22, 1994